Exhibit 99.1

Medifast, Inc.  Announces Bradley T. MacDonald Steps Down as Executive Chairman of the Board
Long-Standing Board Member Michael C. MacDonald Named Successor

OWINGS MILLS, Md., November 3, 2011 – The Board of Directors of Medifast, Inc. (NYSE: MED), announced today that Bradley T. MacDonald resigned from the position of Executive Chairman of the Board effective immediately due to health issues.  Mr. MacDonald will continue as a Director and Treasurer of the company.

Michael C. MacDonald, a long-standing Medifast Board member, has been selected as Bradley T. MacDonald’s successor.  Michael C. MacDonald is the brother of Bradley T. MacDonald and the uncle of Margaret Sheetz, Medifast’s President and Chief Operating Officer.   Most recently, Michael C. MacDonald served as Executive Vice President and President, Contract of Office Max, Incorporated.  Prior to his employment with Office Max, Mr. MacDonald served in a variety of senior corporate officer positions for Xerox Corporation including Senior Vice President of World Wide Operational Effectiveness, President of Marketing Operations and Global Accounts and President of Xerox North America.

Details of Michael C. MacDonald’s annual compensation have been included in a Current Report on Form 8-K, dated November 3, 2011.  In accordance with NYSE Rule 303A.08, the inducement equity grants require a public announcement of the awards and written notice to the NYSE.

About Medifast
Medifast, Inc. (NYSE: MED) is a leading provider of clinically proven, portion-controlled weight-loss programs.  Medifast has been recommended by over 20,000 doctors and used by over one million clients since 1980. The Company is committed to enriching lives by providing innovative choices for lasting health. Medifast programs have been proven effective through studies by major universities. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape for Life personal coaching division, 3) medically supervised Medifast Weight Control Centers, and 4) a national network of wholesale physicians and medical practices. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, please visit http://www.choosemedifast.com.